FOR IMMEDIATE RELEASE
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          Wynn Resorts Announces Increase in Consent Solicitation Fee

LAS VEGAS, NEVADA (June 22, 2005) - Wynn Resorts, Limited (Nasdaq: WYNN) announced today that its wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the "Issuers"), have increased the consent fee payable in connection with their current solicitation of consents from holders of their 6-5/8% First Mortgage Notes due 2014. The consent fee has been increased from $2.50 to $5.00 for each $1,000 principal amount of notes for which a consent is given.

The consent fee will only be payable to holders of record as of June 7, 2005, who have properly furnished, and not revoked, their consent on or prior to 5:00 p.m., New York City time on June 24, 2005. Holders who have previously submitted their consents are not required to revoke or resubmit their consents in order to receive the increased consent fee. Payment of the consent fee is subject to certain conditions set forth in the Issuers' Consent Solicitation Statement, dated June 9, 2005, and related materials.

The Issuers have engaged Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc. and SG Americas Securities, LLC to act as solicitation agents in connection with the consent solicitation, and MacKenzie Partners, Inc. to serve as the information agent. Questions regarding the consent solicitation may be directed to:
Deutsche Bank Securities Inc. at (800) 553-2826 (U.S. toll-free); Banc of America Securities LLC at (888) 292-0070 (U.S. toll-free); Bear, Stearns & Co. Inc. at (877) 696-BEAR (U.S. toll-free); J.P. Morgan Securities Inc. at (866) 834-4666 (U.S. toll-free); or SG Americas Securities, LLC, at (212) 278-5435 (call collect).

Copies of the Consent Solicitation Statement and the Letter of Consent can be obtained by contacting the information agent, MacKenzie Partners, Inc., by telephone at (800) 322-2885 (U.S. toll-free), or in writing at 105 Madison Avenue, New York, NY 10016.

Wynn Resorts is traded on the Nasdaq National Market under the ticker symbol "WYNN" and, since December 2004, it has been part of the NASDAQ-100 Index. Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip, opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. For more information, visit www.wynnlasvegas.com.

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited